Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of AT&T Inc. (AT&T), for the registration of 45,000,000 shares of its common stock, of our reports (a) dated February 15, 2007, with respect to the consolidated financial statements of AT&T, AT&T management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AT&T incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and (b) dated June 20, 2006, with respect to the financial statements and schedules of the AT&T Savings Plan and AT&T Savings and Security Plan included in the Plans’ Annual Reports (Form 11-K’s) for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated February 26, 2007 with respect to the financial statement schedules of AT&T for the years ended December 31, 2006, 2005 and 2004 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

By:	/s/ Ernst & Young LLP
Ernst & Young LLP

San Antonio, Texas

March 30, 2007